Exhibit 5.1

Private and Confidential The Directors 4D pharma plc 5th Floor, 9 Bond Court Leeds LS1 2JZ
Our Ref 130641165\cw29\655335.07038

DDI +44 (0)207 418 8271

E charles.waddell@pinsentmasons.com

28 March 2022

Dear Sirs

Registration Statement on Form F-3 of 4D pharma plc

1.	INTRODUCTION

We have acted for 4D pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers as to English law in connection with preparation and filing of the Company’s registration statement on Form F-3 (the “Registration Statement”), the initial draft of which was filed on 8 March 2022 by the Company with the US Securities and Exchange Commission (“SEC”) under the United States Securities Act of 1933 (as amended) (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), and which will be amended on the date hereof.

The Registration Statement relates to the issuance and sale by the Company from time to time, in one or more offerings, of (i) ordinary shares of 0.25 pence each in the capital of the Company (“Ordinary Shares”), (ii) American Depositary Shares representing Ordinary Shares (“ADSs”), (iii) debt securities in one or more series, as either senior or subordinated debt (“Debt Securities”), (iv) warrants for the purchase of Ordinary Shares represented by ADSs and/or Debt Securities in one or more series (“Warrants”) (the Ordinary Shares, ADSs, Debt Securities and Warrants together the “Securities”), (v) preference shares, (vi) rights and (vii) units, in each case to the public in a registered offering or offerings, with an aggregate offering price of up to $150,000,000.

The existing issued Ordinary Shares of the Company are admitted to trading on the AIM market operated by London Stock Exchange plc (“AIM”).

In connection with the filing of the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.

2.	DOCUMENTS EXAMINED

2.1	For the purposes of giving this opinion, we have examined copies of the following documents:

(a)	a certificate of the company secretary of the Company dated 28 March 2022 (the “Certificate”) relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, accurate, complete and up-to-date in each case) of the following documents:

(i)	the Company’s certificate of incorporation;

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(ii)	the Company’s articles of association;

(iii)	written resolutions of the board of directors of the Company passed on 9 March 2022 which resolved, inter alia, to approve the filing with the SEC of the Registration Statement (the “Board Resolutions”);

(iv)	minutes of the annual general meeting of the Company held on 24 May 2021 (the “AGM”) at which certain shareholder resolutions (the “Shareholder Resolutions”) (the Board Resolutions and the Shareholder Resolutions together the “Corporate Approvals”) were passed, including the resolutions (i) to authorise the board of directors to allot equity securities (as defined in section 560 of the Companies Act 2006) in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £223,727, and (ii) to dis-apply pre-emption rights in respect of the allotment or sale of equity securities (as defined in section 560 of the Companies Act 2006) up to a maximum nominal value of £178,982 (shares in respect of which the pre-emption rights have been dis-applied being the “Authorised Shares”); and

(b)	a copy of the Registration Statement filed with the SEC on 8 March 2022.

2.2	For the purposes of giving this opinion, we have made the following enquiries:

(a)	on 28 March 2022 at 10.15 a.m. we carried out an online search of the register maintained by the Registrar of Companies in England and Wales in respect of the Company (the “Company Search”); and

(b)	on 28 March 2022 at 10.26 a.m. we carried out a search in respect of the Company of the Central Registry of Winding-Up Petitions (the “Central Registry Enquiry” and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraphs 2.1(a) – (b) (inclusive), carried out the Searches on the dates and at the times specified, and reviewed the Search Results. We have made no other enquiries concerning the Company or any other matter in connection with the giving of this opinion.

3.	ASSUMPTIONS

3.1	For the purposes of giving this opinion we have assumed (without carrying out any independent investigation or verification in respect of such assumptions) that:

(a)	all signatures, seals and stamps on all documents (including copy documents) examined by us are genuine, complete and accurate;

(b)	in respect of all documents submitted to us electronically through an email signature platform (such as Adobe Sign or DocuSign):

(i)	such documents have been signed electronically and are not “advanced electronic signatures” or “qualified electronic signatures” (each as defined in Regulation (EU) No 910/2014 (the “eIDAS Regulation”));

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(ii)	where applicable, the documents have been duly witnessed by witnesses who were physically present when such documents were signed electronically, and each such witness duly observed the act of signing and was aware at that time that he/she was witnessing that signatory’s signature;

(c)	each individual who signs as, or otherwise claims to be, an officer of the Company is the individual he claims to be and holds the office he claims to hold;

(d)	all documents submitted to us as original are authentic and complete and all documents submitted to us in electronic form or as certified photocopies or facsimile transmitted copies or other copies of original documents conform to the originals and that the originals from which such copies were taken were authentic and complete;

(e)	all documents, including the constitutional documents, which we have reviewed are in force and remain accurate, up-to-date and have not been amended, terminated or rescinded, or any provisions thereof varied or waived;

(f)	all documents set out in paragraph 2.1 as having been reviewed by us have been or will be duly executed and, where applicable, delivered on behalf of the parties thereto;

(g)	the Certificate and all documents annexed thereto, as listed in paragraph 2.1(a)(i) – (iv) (inclusive), are all the relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval and filing of the Registration Statement with the SEC and give the directors of the Company the authority to allot the Authorised Shares;

(h)	the information disclosed by the Searches is complete, accurate and up-to-date and included all information which should properly have been disclosed by those Searches; and no step will be taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver will be appointed over or in respect of the assets of the Company, nor will any analogous procedure or step be taken in any jurisdiction which (in either case) has or have not been revealed by the Searches;

(i)	in relation to the Board Resolutions and the Shareholder Resolutions, none of those resolutions has been or will be revoked or withdrawn prior to the allotment of the Authorised Shares;

(j)	the AGM at which the Shareholder Resolutions were passed was duly convened, constituted and held in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed, and in particular, but without limitation, a duly qualified number or quorum of shareholders was present throughout the AGM and voted in favour of the Shareholder Resolutions;

(k)	the Board Resolutions were duly passed in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed and, in particular, but without limitation, a duly qualified number or quorum of directors voted in favour of the Board Resolutions and that each provision contained in the Companies Act 2006 and / or the then applicable articles of association of the Company relating to (i) the declaration of directors’ interests or the power of interested directors to vote, (ii) the number of directors required to sign in writing, or confirm electronically, their agreement with such written resolutions, and (iii) any delegation of authority to a committee, was duly observed;

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(l)	the directors of the Company have acted in good faith and have complied with their duties under the Companies Act and all applicable laws in approving the matters set out in the Board Resolutions and all transactions contemplated thereunder;

(m)	no party was, by reasons of the transactions contemplated by the Corporate Approvals, in breach of any of their respective obligations under any other agreement, licence, authorisation, consent or similar document or injunction or other court order against or affecting the Company;

(n)	the Registration Statement, as finally amended, has become effective under the Securities Act and such effectiveness shall not be terminated or rescinded;

(o)	the issue or sale of the Authorised Shares does not violate the then operative articles of association of the Company;

(p)	the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange controls and human rights laws and regulations;

(q)	no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company (or its assets) would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

(r)	all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

(s)	the aggregate nominal value of the Authorised Shares to be allotted and issued in connection with the offering pursuant to the Registration Statement will not exceed £178,982 (less any equity securities already allotted pursuant to the authority taken at the AGM), and all Authorised Shares will be allotted and issued pursuant to the authority and power granted to the directors of the Company pursuant to the Shareholder Resolutions and that the such authorities have not been and will not be used other than for the allotment of Authorised Shares in connection with the Registration Statement;

(t)	the allotment and issue of the Authorised Shares or ADSs does not involve the making of an offer of transferable securities to the public in the United Kingdom (other than an offer falling within section 86 of the Financial Services and Markets Act 2000); and

(u)	the Company is not, nor will be, engaging in criminal, misleading or deceptive conduct, or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated by the Corporate Approvals or any associated activity illegal, void, voidable or unenforceable.

4.	OPINION

4.1	Based on the documents referred to in paragraph 2, and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5, and to any matters not disclosed to us, it is our opinion that:

(a)	the Company has been duly incorporated and is existing as a public company with limited liability under English law; and

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(b)	the Authorised Shares will, when the names of the holders of such Authorised Shares are entered into the register of members of the Company, and subject to receipt by the Company of the aggregate issue price in respect of all of the Authorised Shares subscribed for, be validly allotted, issued and fully paid.

This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	QUALIFICATIONS

5.1	The opinion set out in paragraph 4 is subject to the following qualifications:

a.	the records of the Registrar of Companies and the Central Registry of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and the Central Registry of Winding-Up Petitions are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented an, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

b.	our opinion relates only to the Ordinary Shares that may be allotted and issued pursuant to the Shareholder Resolutions. We express no opinion in respect of the ADSs or in respect of any of the other Securities of the Company; and

c.	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the transactions contemplated by the Registration Statement, or as to tax matters generally.

6.	LAW

This opinion is confined to matters of English law as applied by the English courts as at the date of this opinion.

This opinion and any non-contractual obligations connected with it are given on the basis that they will be governed by and construed in accordance with English law and the English courts shall have exclusive jurisdiction in respect of any disputes or other matters that arise out of or in connection with them.

We express no opinion on, and have taken no account of, the laws or regulations of any jurisdiction other than England and Wales. We express no opinion on the effect of documents governed by laws other than English law.

7.	CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

Pinsent Masons LLP

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